SUB-ITEM 77C: Submission of matters to a vote of security holders

As of April 30, 2014, the record date for the Fund's 2014 Annual Meeting of Stockholders held on June 27, 2014 (the "Meeting"), there were 26,557,389 shares of the Fund's common stock eligible to vote. At the Meeting, a quorum was present in person or by proxy and the Fund's shares were voted on the Proposals presented to the Fund's stockholders as follows:

1.	To elect three Class II Directors to serve for a three year term until the 2017 Annual Meeting of Stockholders:

	For 	Withhold Authority

Richard Brealey	                21,843,522	2,225,987
Claus Helbig	                21,941,266	2,128,243
Samuel B. Witt, III, Esq.	21,836,327	2,233,182

2.	A.  To approve the proposed Investment Advisory Agreement between the Fund and Schroder Investment Management North America Inc. ("SIMNA"):

For 	        Against	  Abstain

17,957,796      865,583	  258,935

        B. To approve the proposed Sub-Advisory Agreement between SIMNA and Schroder Investment Management North America Limited:

For 	        Against	  Abstain

17,959,864	857,524	  264,923

Each Proposal received sufficient stockholder votes and was approved.